Exhibit 16.1

[Letterhead of PricewaterhouseCoopers Sp. z o.o.]

March 2, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Central European Distribution Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A, as part of the Form 8-K/A of Central European Distribution Corporation dated March 2, 2011. We agree with the statements concerning our Firm in such Form 8-K/A.

Very truly yours,

/s/ PricewaterhouseCoopers Sp. z o.o.

PricewaterhouseCoopers Sp. z o.o.